EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Jones Lang LaSalle Incorporated:

We consent to the use of our reports dated February 23, 2017, with respect to the consolidated balance sheets of Jones Lang LaSalle Incorporated as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference.

Our report dated February 23, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states Jones Lang LaSalle Incorporated acquired 28 companies during 2016 (the Acquisitions) as described in note 4 to the consolidated financial statements, and management excluded from its assessment of the effectiveness of Jones Lang LaSalle and subsidiaries internal control over financial reporting as of December 31, 2016 the Acquisitions’ internal control over financial reporting associated with total assets of $787 million and total revenues of $388 million included in the consolidated financial statements of Jones Lang LaSalle Incorporated and subsidiaries as of December 31, 2016. Our audit of internal control over financial reporting of Jones Lang LaSalle Incorporated and subsidiaries also excluded an evaluation of the internal control over financial reporting of the Acquisitions.

[(signed) KPMG LLP]

Chicago, Illinois
November 7, 2017